Exhibit 99.1

May 6, 2024

Exodus Reports Preliminary First Quarter 2024 Results

Record revenue of $29.1 million, up 118% year-over-year in Q1

Strong momentum in our Wallet-as-a-Service and fiat onboarding products

NYSE American uplisting scheduled for May 9th, 2024 under the ticker EXOD

Exodus Movement, Inc. (OTCQX: EXOD), (the “Company” or “Exodus”) the leading self-custodial cryptocurrency software platform, today announced its preliminary results for the first quarter ended March 31, 2024. The preliminary results are unaudited, subject to completion of the Company’s financial reporting processes, based on information known by management as of the date of this press release and do not represent a comprehensive statement of our financial results for the quarter ended March 31, 2024.

Preliminary First Quarter 2024 Financial Highlights (Unaudited)

In USD millions, except percentages	Q1 2024	Q1 2023	% Change
Revenue	$29.1	$13.3	118%
Cost of Revenues	10.7	6.9	56%
Total Operating (Income) Expenses(1)	(48.8)	5.5	983%
Income from Operations	67.1	1.0	6920%
Operating Margin	231%	7%	N/A
Net Income	$54.8	$0.8
Adjusted EBITDA(2)	$13.2	$3.5

“We are proud to have delivered an exceptional Q1 with record revenue, strong profitability and growing momentum in our emerging product categories including our Wallet-as-a-Service capabilities and fiat onboarding” said JP Richardson, CEO and co-founder of Exodus.

(1) Includes digital assets marked to market under new GAAP guidelines, specifically ASU 2023-08. During the three months ended March 31, 2024, the Company’s increase in net income was primarily due to the adoption of ASU 2023-08 that resulted in the recognition of a net gain from the remeasurement of digital assets, which is included in net income and presented separately from changes in the carrying amount of other intangible assets. The company adopted ASU 2023-08 effective January 1, 2024 and did not retroactively adjust 2023.
(2) Non-GAAP metric. For a reconciliation of Net Income to Adjusted EBITDA, please refer to the reconciliation table at the end of this press release.

“We empower both crypto newcomers as well as veterans to control their wealth. The demand for cryptocurrency continues to grow at a rapid rate as indicated by the appreciation of Bitcoin in Q1 and the growing users on our platform. Our long history of innovating on a highly secure, best-in-class self-custodial digital wallet provides a gateway for people to enter a decentralized future by making it seamless for people to trade across a broad range of exchanges and digital assets.

We believe our technological innovation coupled, with our healthy financial profile, strongly positions us for a wealth of future opportunities ahead. As part of the opportunity to drive Exodus’ brand awareness, we are scheduled to be uplisted on the NYSE American on May 9th and are thrilled to be part of this new community.”

First Quarter Operational and Other Financial Highlights

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Exchange provider processed volume - $1.35 billion in Q1 2024, up 102% from Q1 2023. Bitcoin, Ethereum, and Tether (ETH Network) were the top assets traded in Q1 2024, at 25%, 13%, and 13% of volume, respectively.
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Monthly Funded Users(3) - 1,077,472 in Q1 2024, up 31% from 821,566 in Q1 2023.
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Monthly Active Users (4)- 1,693,702 in Q1 2024, up 33% from 1,276,075 in Q1 2023.
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Net income - $54.8 million in Q1 2024, compared to $0.8 million in Q1 2023.
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Adjusted EBITDA(5) - $13.2 million in Q1 2024 representing a 277% increase from Q1 2023.
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Digital assets and cash(6) - $206.9 million, including $136.9 million in bitcoin and ethereum and $65.4 million in cash and cash equivalents, USDC, and treasury bills as of March 31, 2024.

“We achieved Q1 record revenue of $29.1 million up 118% year-over-year and strong operating leverage,” said James Gernetzke, CFO of Exodus. “These results demonstrate the strength of our business model that sets us up for durability in bear markets and strong growth in bull markets.”

“We are also excited by the momentum in our Wallet-as-a-Service capabilities and the early traction we are seeing. One example is the Magic Eden wallet which enables people to trade NFTs across a broad range of digital assets. Our fiat onboarding services also continue to demonstrate healthy growth as we make it easier for people to onboard and offboard from decentralized applications.”

Q1 2024 Webcast

Exodus will host a webcast of its preliminary first quarter 2024 fiscal results beginning at 5:00PM (Eastern Time) on May 6, 2024. To access the webcast, please use this link. It will also be carried on the Company’s website www.exodus.com.

(3) As of March 31, 2024. The “Monthly Funded Users” metric tracks the number of users with funded wallets who had an app session during the month. In 2023, the reported “Monthly Active Users” metric was the equivalent of the current “Monthly Funded Users” metric.

(4) As of March 31, 2024. The “Monthly Active Users” metrics track the number of users who have had an app session during the month. In 2023, the reported “Monthly Active Users” metric was the equivalent of the current “Monthly Funded Users” metric.
(5) Non-GAAP metric. For a reconciliation of Net Income to Adjusted EBITDA, please refer to the reconciliation table at the end of this press release.

(6) Digital assets at Market Value as of March 31, 2024.

Contact Exodus Customer Support
support@exodus.com

Contact Exodus Investor Relations
investors@exodus.com

Information Regarding Preliminary Results

The preliminary estimated financial information contained in this press release reflects management’s estimates based solely upon information available to it as of the date of this press release and is not a comprehensive statement of our financial results for the quarter ended March 31, 2024. The preliminary estimated financial results described above constitute forward-looking statements. The preliminary estimated financial information presented above is subject to change, and our actual financial results may differ from such preliminary estimates and such differences could be material. Accordingly, you should not place undue reliance upon these preliminary estimates.

About Exodus

Exodus is on a mission to help the world exit the traditional finance system. Founded in 2015, Exodus is a multi-asset software wallet that keeps design a priority to make cryptocurrency and digital assets easy for everyone. Available for desktop, mobile and browser, Exodus allows users to secure, manage and exchange cryptocurrencies like Bitcoin, Ethereum, and more across an industry-leading 10,000+ asset pairs from a beautiful, easy-to-use wallet. The self-custodial functionality is encrypted locally on users' own devices, ensuring privacy, security and complete control over their wealth. For more info visit exodus.com.

Disclosure Information

Exodus uses the following as means of disclosing material nonpublic information and for complying with disclosure obligations under Regulation FD: websites exodus.com/investors and exodus.com/blog; press releases; public videos, calls and webcasts; and social media: Twitter (@exodus_io and JP Richardson's feed @jprichardson), Facebook, LinkedIn, and YouTube.

Non-GAAP Financial Measures

Earnings before interest, taxes and depreciation and amortization (EBITDA) and Adjusted earnings before interest, taxes and depreciation and amortization (Adjusted EBITDA).

In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), we believe Adjusted EBITDA, a non-GAAP measure, is useful in evaluating our operating performance. We use Adjusted EBITDA to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA may be helpful to investors because it provides consistency and comparability with past financial performance. However, Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures, including Adjusted EBITDA, differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

A reconciliation of net income, the most closely comparable GAAP measure, to Adjusted EBITDA to net income can be found below in the table captioned “Reconciliation of Net Income to Adjusted EBITDA.” Investors are encouraged to review the related GAAP financial measures and the reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure, and not to rely on any single financial measure to evaluate our business. We calculate Adjusted EBITDA as net income, adjusted to exclude provision for or benefit from income taxes, depreciation and amortization, interest (income) expense, stock-based compensation expense, impairment, investment income, fair value gain or loss on derivatives, non-recurring legal reserves and related costs, and other loss, net.

The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by industry analysts. Net income attributable to Exodus stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

Preliminary Reconciliation of Net Income to EBITDA and Adjusted EBITDA (Unaudited)

In USD millions	1Q24	1Q23
Net income	$ 54.8	$ 0.8
Interest income	(1.0)	(0.4)
Income tax expense	13.2	0.7
Depreciation and amortization	1.2	1.0
EBITDA	$ 68.2	$ 2.1
Gain on impairment of digital assets, net	(56.9)	(0.4)
Staking rewards	(0.1)	-
Unrealized loss on investments	0.3	(0.1)
Stock-based compensation	1.7	1.9
Adjusted EBITDA	$ 13.2	$ 3.5

Forward-Looking Statements

This press release contains forward-looking statements that are based on our beliefs and assumptions and on information currently available to us as of the date hereof. In some cases, you can identify forward-looking statements by the following words: “will,” “expect,” “would,” “intend,” “believe,” or other comparable terminology. Forward-looking statements in this document include, but are not limited to, quotations from management regarding confidence in our products, services, business trajectory and plans, and certain business metrics. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and may cause actual results or performance to be materially and adversely different.

Factors that might cause such a difference include, but are not limited to: expectations regarding future customer adoption of Exodus for dApps, DeFi and NFTs compared to its competitors; the ongoing conflict in Ukraine, the impact of sanctions or other restrictive actions, by the United States and other countries, and the potential response by Russia thereto; difficulties predicting user behavior and changes in user spending habits as a result of, among other things, prevailing economic conditions, levels of employment, salaries and wages, inflation and consumer confidence; unexpected or rapid changes in the growth or decline of our domestic and/or international markets; increasing competition from existing and new competitors; rapidly evolving and groundbreaking advances that fundamentally alter the digital asset and cryptocurrency industry; continued compliance with regulatory requirements; volatility in the price of cryptocurrencies, such as Bitcoin, and other digital assets; the possibility that the development and release of new products or enhancements to existing products do not proceed in accordance with the anticipated timeline or may themselves contain bugs or errors requiring remediation and that the market for the sale of these new or enhanced products may not develop as expected; the risks relating to our ability to sustain or increase profitability or revenue growth in future periods (or minimize declines) while controlling expenses; the compromise of user data for any reason; foreign operational, political and other risks relating to our operations; unexpected delays encountered during the audit process; and the loss of key personnel, labor shortages or work stoppages.

More information on the factors, risks and uncertainties that could cause or contribute to such differences is included in our filings with the Securities and Exchange Commission, including in the "Risk Factors" and "Management's Discussion & Analysis of Financial Condition and Results of Operations" sections of Amendment No. 1 to our Registration Statement on Form 10 for the year ended December 31, 2023, as filed on May 1, 2024. We cannot assure you that the forward-looking statements will prove to be accurate. These forward-looking statements speak only as of the date hereof. We disclaim any obligation to update these forward-looking statements.